Exhibit 99.1

News Release

Nucor Announces the Addition of Lieutenant General Nadja Y. West

to the Nucor Board of Directors

CHARLOTTE, NORTH CAROLINA – September 5, 2019 – Nucor Corporation (NYSE: NUE) announced today that its board of directors has elected retired U.S. Army Lieutenant General Nadja Y. West as a director effective immediately.

General West, 58, retired earlier this year after 37 years with the U.S. Army. From December 2015 through August 2019, General West served as the 44th U.S. Army Surgeon General and Commanding General of the U.S. Army Medical Command. Prior to that, General West served as Joint Staff Surgeon from June 2013 to December 2015, serving as the chief medical advisor to the Chairman of the Joint Chiefs of Staff. She also previously served as Commanding General of Europe Regional Medical Command and Commander of Womack Army Medical Center at Fort Bragg.

A graduate of the U.S. Military Academy at West Point where she earned a Bachelor of Science Degree in Engineering, General West holds a Doctorate of Medicine Degree from George Washington University School of Medicine. She also earned a Master of Science Degree in National Security and Strategic Studies from National Defense University. General West is the recipient of numerous military awards, including the Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit.

“We are fortunate to have General West join the Nucor board. She brings a valuable perspective from her years of proven leadership and management in the U.S. Army, including service at the most senior levels in the U.S. Armed Forces,” said John Ferriola, Nucor’s Chairman, Chief Executive Officer and President. “We look forward to benefiting from her service and insight.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com